Exhibit 10.1

PROMISSORY NOTE

WITH RIGHTS OF CONVERSION

$200,000	July 1, 2005

THE UNDERSIGNED, promises to pay to the order of Venture Resources, Inc., at such place as the holder (“Holder”) hereof may designate in writing, the sum of Two Hundred Thousand Dollars ($200,000), with interest thereon at the rate of ten percent (10%) apr, principal and interest due upon demand.

Prepayment of this note, with interest to the date of payment, may be made at any time without penalty.

This Note is convertible into shares of commons stock of the Undersigned at the conversion price of par value per share, provided, however, such conversion may be made in amounts that do not result in the issuance more than 4.9% of issued and outstanding common stock at any given time..

In the event of commencement of arbitration or suit to enforce payment of this note, the undersigned agrees to pay costs incurred and such additional sum as attorney’s fees as the court may adjudge reasonable.

Effective the 1st day of July, 2005.

Matrix Energy Services Corp.

By:/s/ James Anderson James Anderson, President